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                     January 20, 2023

       Rina Paniry
       Chief Financial Officer
       STARWOOD PROPERTY TRUST, INC.
       591 West Putnam Avenue
       Greenwich, Connecticut 06830

                                                        Re: STARWOOD PROPERTY
TRUST, INC.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-34436

       Dear Rina Paniry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Michael McTiernan